Exhibit 2.13

Execution Version

SECURITIES ACCOUNT CONTROL AGREEMENT

March 29, 2005

Wells Fargo Foothill, Inc., a California corporation, whose address is 2450 Colorado Avenue, Suite 3000W, Santa Monica, CA 90404, Attention: Business Finance Division Manager (“Creditor”); 155 East Tropicana, LLC , whose address is 115 E. Tropicana, Las Vegas, NV 89109,, whose address is (“Entitlement Holder”); and Wells Fargo Brokerage Services, LLC, whose address is 608 2nd Avenue South, 10th Floor, MAC- N9303-104, Minneapolis, MN 55402-1916  Attention: John Riutzel, (“Securities Intermediary”); hereby agree as follows:

A.                                   Securities Intermediary and Entitlement Holder have entered into a customer agreement (as from time to time amended, modified, supplemented, or restated, the “Customer Agreement”), pursuant to which Securities Intermediary has established its securities account number 11552783  in the name of Entitlement Holder (collectively, the “Securities Account”).

B.                                     Entitlement Holder and Creditor have entered into a Credit Agreement dated March 29, 2005 and a Security Agreement dated March 29, 2005 (as from time to time amended, modified, supplemented, or restated, the “Security Agreement”), in which Entitlement Holder has granted Creditor a security interest in the Securities Account.

C.                                     Creditor, Entitlement Holder and Securities Intermediary are entering into this Agreement to provide for the control of the Securities Account and to perfect the security interest of Creditor in the Securities Account as more fully described in the Security Agreement.

1.                                       The Securities Account.  Securities Intermediary hereby represents and warrants to Creditor and Entitlement Holder that (i) the Securities Account has been established in the name of Entitlement Holder as recited above, (ii) the Customer Agreement, the security entitlements arising out of the financial assets carried in the Securities Account and any free credit balances are valid and legally binding obligations of Securities Intermediary, and (iii) except for the claims and interest of Creditor and of Entitlement Holder in the Securities Account, Securities Intermediary does not know of any claim to or interest in the Securities Account or in any financial asset carried therein.  Securities Intermediary will treat all property held by it in the Securities Account as financial assets under Article 8 of the Uniform Commercial Code of New York (the “State”).

2.                                       No Withdrawals After Receipt of Notice of Exclusive Control.  After Securities Intermediary receives a Notice of Exclusive Control (as such term is defined in Section 4 below), notwithstanding the provisions of Section 3 below, Securities Intermediary shall (i) neither accept nor comply with any entitlement order from Entitlement Holder withdrawing any financial assets from the Securities Account nor deliver any such financial assets to Entitlement Holder nor pay any free credit balance or other amount owing from Securities Intermediary to Entitlement Holder with respect to the Securities Account without the specific prior written consent of Creditor, and (ii) comply with entitlement orders originated by Creditor concerning the Securities Account without further consent of Entitlement Holder.

3.                                       Priority of Lien.  Securities Intermediary hereby acknowledges that it has received notice of the existence of the Security Agreement and of the security interest of Creditor in the Securities Account and recognizes the security interest granted therein to Creditor by Entitlement Holder.  Securities Intermediary hereby confirms that the Securities Account is a cash Securities Account and that it will not advance any margin or other credit to Entitlement Holder therein, either directly or by allowing it to trade in instruments such as options and commodities contracts that create similar obligations, nor hypothecate any securities carried in the Securities Account.  Securities Intermediary hereby waives and releases all liens, encumbrances, claims and rights of setoff it may have against the Securities Account of any financial asset carried in the Securities Account or any credit balance in the Securities Account and agrees that, except for payment of its customary fees and commission pursuant to the Customer Agreement, it will not assert any such lien, encumbrance, claim or right against the Securities Account or any financial asset carried in the Securities Account or any credit balance in the Securities Account.  Securities Intermediary will not agree with any third party that Securities Intermediary will comply with entitlement orders concerning the Securities Account originated by such third party without the prior written consent of Creditor and Entitlement Holder.

4.                                       Control.  Except as otherwise provided in Sections 2 and 3 above, Securities Intermediary shall make trades of financial assets held in the Securities Account at the instruction of Entitlement Holder, or its authorized representatives, and comply with entitlement orders concerning the Securities Account from Entitlement Holder, or its authorized representatives, until such time as Creditor delivers a written notice to Securities Intermediary which states that Creditor is thereby exercising exclusive control over the Securities Account.  Such notice may be referred to herein as the “Notice of Exclusive Control”.  After Securities Intermediary receives a Notice of Exclusive Control, it will immediately cease complying with instructions or entitlement orders concerning the Securities Account originated by Entitlement Holder or its representatives.

5.                                       Statements, Confirmations and Notices of Adverse Claims.  Securities Intermediary will send copies of all statements, confirmations and other correspondence concerning the Securities Account simultaneously to each of Entitlement Holder and

Creditor at the address set forth in the heading of this Agreement.  If Securities Intermediary acquires knowledge that any person asserts any lien, encumbrance or adverse claim against the Securities Account or in any financial asset carried therein, Securities Intermediary will promptly notify Creditor and Entitlement Holder thereof.

6.                                       Responsibility of Securities Intermediary.  Except for permitting a withdrawal or payment in violation of Section 2 above or advancing margin or other credit to Entitlement Holder in violation of Section 3 above, Securities Intermediary shall have no responsibility or liability to Creditor for making trades of financial assets held in the Securities Account at the instruction of Entitlement Holder, or its authorized representatives, which are received by Securities Intermediary before Securities Intermediary receives a Notice of Exclusive Control.  Securities Intermediary shall have no responsibility or liability to Entitlement Holder for complying with a Notice of Exclusive Control or complying with entitlement orders concerning the Securities Account originated by Creditor.  Neither this Agreement nor the Security Agreement imposes or creates any obligation or duty of Securities Intermediary other than those expressly set forth herein.

7.                                       Tax Reporting.  All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Entitlement Holder.

8.                                       Customer Agreement.  This Agreement supplements the Customer Agreement among the parties hereto.  In the event of a conflict between this Agreement and the Customer Agreement, the terms of this Agreement will prevail.  Regardless of any provision in the Customer Agreement, the State shall be deemed to be the Securities Intermediary’s location for the purposes of this Agreement and the perfection and priority of Creditor’s security interest in the Securities Account.

9.                                       Termination.  The rights and powers granted herein to Creditor have been granted in order to perfect its security interest in the Securities Account, are powers coupled with an interest and will neither be affected by the death or bankruptcy of Entitlement Holder nor by the lapse of time.  The obligations of the Securities Intermediary under Sections 2, 3, 4 and 5 above shall continue in effect until the security interest of Creditor in the Securities Account has been terminated pursuant to the terms of the Security Agreement and Creditor has notified Securities Intermediary of such termination in writing.  Upon receipt of such notice the obligations of Securities Intermediary under Sections 2, 3, 4 and 5 above with respect to the operation and maintenance of the Securities Account after the receipt of such notice shall terminate, Creditor shall have no further right to originate entitlement orders concerning the Securities Account and Securities Intermediary may take such steps as Entitlement Holder may request to vest full ownership and control of the Securities Account in Entitlement Holder, including, but not limited to, removing the name of Creditor from the Securities Account or transferring all of the financial assets and credit balances in the Securities

Account to another securities Securities Account in the name of Entitlement Holder or its designee.

10.                                 This Agreement.  This Agreement, the schedules and exhibits hereto and the agreements and instructions required to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations.  There are no oral conditions precedent to the effectiveness of this Agreement.

11.                                 Amendments.  No amendment, modification or termination of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

12.                                 Severability.  If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects if such invalid or unenforceable term or provision were omitted.

13.                                 Successors.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives.

14.                                 Rules of Construction.  In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word “or” is disjunctive but not exclusive.  The captions and section numbers appearing in this Agreement are inserted as a matter of convenience.  They do not define, limit or describe the scope or intent of the provisions of this Agreement.

15.                                 Notices.  Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth next to such parties’ name at the heading of this Agreement.  Any party may change its address for notices in the manner set forth above.

16.                                 Choice of Law.  The parties hereto agree that certain material events, occurrences and transactions relating to this Agreement bear a reasonable relationship to the State.  The validity, terms, performance and enforcement of this Agreement shall be governed by those laws of the State which are applicable to agreements which are negotiated, executed, delivered and performed solely in the State.

17.                                 Counterparts.  This Agreement may be executed in any number counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement as of the date first above written.

Entitlement Holder:

155 EAST TROPICANA, LLC

By:	/s/ Neil G. Kiefer
Name: Neil G. Kiefer
Title: Chief Executive Officer

Creditor:

WELLS FARGO FOOTHILL, INC.

By:	/s/
Name:
Its: AVP

Securities Intermediary:

WELLS FARGO BROKERAGE SERVICES, LLC

By:	/s/
Name:
Its: Vice President